[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.14

XOMA Corporation

Amended and Restated

Retention and Severance Plan

Section 1.	INTRODUCTION.

This XOMA Corporation Retention and Severance Plan (the “Plan”) is hereby established by the Board of Directors of XOMA Corporation (the “Company”) effective as of January 1, 2022. The purpose of the Plan is to provide for retention bonuses and severance benefits to eligible employees of the Company under certain specified conditions. This Plan document also is the Summary Plan Description for the Plan. Capitalized terms used but not defined herein shall have the meanings given to them in the Equity Plan (as defined below).

For purposes of the Plan, the following terms are defined as follows:

(a)“Affiliate” means any corporation or limited liability company (other than the Company) in an “unbroken chain of corporations and/or limited liability companies” beginning with the Company, if each of the corporations and/or limited liability company other than the last corporation or limited liability company in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock or limited liability company membership interests in one of the other corporations and/or limited liability companies in such chain.
(b)“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).
(c)“Cause” means (1) willful material fraud or material dishonesty in connection with the employee’s performance of his or her duties to the Company; (2) failure by the employee to materially perform his or her duties; (3) material breach by the employee of his or her employment agreement with the Company or the Company’s Code of Ethics; (4) misappropriation of a material business opportunity of the Company; (5) misappropriation of any Company funds or property; or (6) conviction of, or the entering of a plea of guilty or no contest with respect to, a felony.
(d)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(e)“Committee” means the Compensation Committee of the Company’s Board of Directors.
(f)“Company” means XOMA Corporation or any successor company.
(g)“Confidentiality Agreement” means the employee’s Proprietary Information and Inventions Agreement or any similar or successor document.

(h)“Covered Termination” means, with respect to an employee, a Termination of Service that is due to (1) a termination by the Company without Cause (and other than as a result of the employee’s death or Disability) or (2) the employee’s resignation for Good Reason, and in either case of (1) or (2), results in such employee’s Separation from Service.
(i)“Disability” means any physical or mental condition which renders an Eligible Employee incapable of performing the work for which he or she was employed by the Company or similar work offered by the Company and that results in a Termination of Service. The Disability of an Eligible Employee shall be established if such Eligible Employee is, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than twelve (12) consecutive months or more, unable to perform his or her usual duties for the Company or its Affiliates.
(j)“Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.
(k)“Equity Plan” means the XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan.
(l)“Good Reason” for an employee’s resignation means the occurrence of any of the following actions are undertaken by the Company without the employee’s prior written consent:
(1)a material reduction in such employee’s Base Salary (unless pursuant to a salary reduction program applicable generally to XOMA’s employees);
(2)a material reduction in such employee’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless the employee’s new duties are materially reduced from the prior duties;
(3)a material breach by the Company of any provision of this Plan or any other material agreement between such employee and the Company concerning the terms and conditions of such employee’s employment with the Company; or
(4)a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than 30 miles as compared to such employee’s then- current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); provided that this Section 1(l)(4) shall not apply so long as the employee remains eligible following such relocation to live and work full-time outside of such 30 mile radius as long as such employee performs his or her duties in a timely fashion.

3.

Notwithstanding the foregoing, in order for the employee’s resignation to be deemed to have been for Good Reason, the employee must (a) provide written notice to the Company of such employee’s intent to resign for Good Reason within 90 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) the employee believes give rise to Good Reason; (b) allow the Company at least 60 days from receipt of the written notice to cure the event (such period, the “Cure Period”), and (c) if the event is not reasonably cured within the Cure Period, then the employee must resign from all positions the employee then holds with the Company not later than one hundred eighty (180) days following the first occurrence of the event giving rise to Good Reason.

(m)“Participation Agreement” means an agreement between an employee and the Company in substantially the form of APPENDIX A attached hereto, and which may include such other terms as the Committee deems necessary or advisable in the administration of the Plan.
(n)“Plan Administrator” means the Committee.
(o)“Section 409A” means Section 409A of the Code and the treasury regulations and other guidelines thereunder and any state law of similar effect.
(p)“Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.
Section 2.	ELIGIBILITY FOR BENEFITS.
(a)Eligible Employee. An employee of the Company is eligible to participate in the Plan if (i) the Plan Administrator has designated such employee as eligible to participate in the Plan by providing such employee a Participation Agreement; (ii) such employee has signed and returned such Participation Agreement to the Company within the time period required therein; and (iii) such employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.
(b)Release Requirement. Except as otherwise provided in an individual Participation Agreement, in order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release, in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination.

4.

(c)Plan Benefits Provided In Lieu of Any Previous Benefits. Except as otherwise provided in an individual Participation Agreement, this Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Employee and any severance benefits in any individually negotiated employment contract or other agreement between the Company and an Eligible Employee, excluding the terms of any equity award grant notices and agreements governing the Eligible Employee’s outstanding equity awards that may apply upon termination of such employee’s service. For avoidance of doubt, the Eligible Employee’s equity awards shall remain subject to the terms and conditions of the applicable equity plan or equity option or award agreement under which such awards were granted and no provision of this Plan shall be construed as to limit the actions that may be taken, or to violate the terms of such equity plan or equity option or award agreement. Further notwithstanding the foregoing or any other provision of this Plan or the applicable Participation Agreement, no vesting and extension of time for exercise of options or other equity awards upon the retirement of an Eligible Employee will be superseded or otherwise adversely affected by this Plan or the applicable Participation Agreement in any way and the definition of Cause in this Plan shall supersede the definition of Cause in any applicable equity option or award agreement.
(d)Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(1)The employee is terminated by the Company for any reason (including due to the employee’s death or Disability) or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation or retirement.
(2)The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.
(3)The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of this Section 2(d), a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of responsibility and compensation and would not give rise to the employee’s right to a resignation for Good Reason.

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(4)The employee is offered immediate reemployment in a substantially equivalent or comparable position by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets. For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(d)(4) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control shall continue to be an Eligible Employee following the date of such reemployment.
(5)The employee is rehired by the Company or an Affiliate in a substantially equivalent or comparable position and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.
(e)Termination of Severance Benefits. An Eligible Employee’s right to receive severance benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving severance benefits under the Plan, the Eligible Employee willfully breaches any material statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in the Confidentiality Agreement and any other confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between the Eligible Employee and the Company, as applicable).
Section 3.	RETENTION BONUSES.

Eligible Employees will receive a cash retention bonus in the event the Eligible Employee remains employed by the Company through the three (3)-month anniversary of November 1, 2022 (the “Initial Period”). The cash bonus will be equal to 25% of the Base Salary paid to the Eligible Employee by the Company during the Initial Period, less any standard and customary payroll deductions and withholdings. This bonus will be paid on the first payroll date following the last day of the Initial Period. In order to earn the bonus, the Eligible Employee must remain employed through the last day of the Initial Period; provided, however, that if the Eligible Employee is terminated by the Company without Cause or resigns for Good Reason, in either case during the Initial Period, then the Eligible Employee will remain eligible for the bonus payment as set forth in the Eligible Employee’s Participation Agreement.

6.

Eligible Employees will receive a second cash retention bonus in the event the Eligible Employee remains employed by the Company through the nine (9)-month period immediately following the Initial Period (the “Extended Period”). The cash bonus will be equal to 25% of the Base Salary paid to the Eligible Employee by the Company during the Extended Period, less payroll deductions and withholdings. This bonus will be paid on the first payroll date following the last day of the Extended Period. In order to earn the bonus, the Eligible Employee must remain actively employed through the last day of the Extended Period; provided, however, that if the Eligible Employee is terminated by the Company without Cause or resigns for Good Reason, in either case during the Extended Period, then the Eligible Employee will remain eligible for the bonus payment as set forth in the Eligible Employee’s Participation Agreement.

Section 4.	SEVERANCE BENEFITS.
(a)Benefits in Participation Agreement. Benefits under the Plan shall be provided to an Eligible Employee as set forth in the Participation Agreement.
(b)Additional Benefits. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide benefits to Company employees who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.
(c)Certain Reductions. In addition to Section 2(e) above, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 4(c) shall be made such that any severance benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

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(d)Parachute Payments. Except as otherwise provided in an individual Participation Agreement, if any payment or benefit an Eligible Employee will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If the Eligible Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Eligible Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

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Section 5.RETURN OF COMPANY PROPERTY.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all material Company Property. For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession or control at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, mobile telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). As a condition to receiving benefits under the Plan, an Eligible Employee must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.

Section 6.TIME OF PAYMENT AND FORM OF BENEFITS.

The Company reserves the right in the Participation Agreement to specify whether payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. All benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A- 1(b)(9)(v). However, if the Company determines that any severance benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through the Delayed

9.

Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

In no event shall payment of any severance benefits under the Plan be made prior to an Eligible Employee’s Separation from Service or prior to the effective date of the Release. If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of severance benefits under this Plan, any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that severance payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

Section 7.TRANSFER AND ASSIGNMENT.

The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder as required under the Equity Plan and without regard to whether or not a Change in Control occurs.

Section 8.MITIGATION.

Except as otherwise specifically provided in the Plan, an Eligible Employee will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company.

10.

Section 9.CLAWBACK; RECOVERY.

All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.

Section 10.RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a)Interpretation and Administration. The Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons.
(b)Amendment. The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular employee who is or may be adversely impacted by such amendment and has an effective Participation Agreement without the written consent of such employee.
(c)Termination. Unless otherwise extended by the Committee, the Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.

Section 11.NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Employee.

Section 12.LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 13.CLAIMS, INQUIRIES AND APPEALS.

(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

11.

XOMA Corporation

Compensation Committee of the Board of Directors

Attention to: Corporate Secretary

2200 Powell Street, Suite 310

Emeryville, CA 94608

(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Plan provisions upon which the denial is based;
(3)a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4)an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 13(d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

XOMA Corporation

Compensation Committee of the Board of Directors

Attention to: Corporate Secretary

2200 Powell Street, Suite 310

Emeryville, CA 94608

12.

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Plan provisions upon which the denial is based;
(3)a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4)a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

13.

(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 13(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 13(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 13, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 14.BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 15.OTHER PLAN INFORMATION.

(a)Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 52-2154066. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.
(b)Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

XOMA Corporation

Compensation Committee of the Board of Directors

Attention to: Corporate Secretary

2200 Powell Street, Suite 310

Emeryville, CA 94608

In addition, service of legal process may be made upon the Plan Administrator.

(d)Plan Sponsor. The “Plan Sponsor” is:

XOMA Corporation

Compensation Committee of the Board of Directors

Attention to: Corporate Secretary

2200 Powell Street, Suite 310

Emeryville, CA 94608

14.

(e)Plan Administrator. The Plan Administrator is the Committee. The Plan Administrator’s contact information is:

XOMA Corporation

Compensation Committee of the Board of Directors

Attention to: Corporate Secretary

2200 Powell Street, Suite 310

Emeryville, CA 94608

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 16.STATEMENT OF ERISA RIGHTS.

Participants in this Plan are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)	Receive Information About Your Plan and Benefits
(1)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(2)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
(3)Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.
(b)Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
(c)Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

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Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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Appendix A Participation Agreement

Name: __________

Section 1.	ELIGIBILITY.

You have been designated as eligible to participate in the XOMA Corporation Retention and Severance Plan (the “Plan”), a copy of which is attached to this Participation Agreement (the “Participation Agreement”). Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Participant Agreement is subject to any delay in payment that may be required under the Plan.

Section 2.SEVERANCE BENEFITS.1

If you are terminated in a Covered Termination, you will receive the severance benefits set forth in this Section 2. All severance benefits described herein are subject to standard deductions and withholdings.

(a)Base Salary. You shall receive a cash payment in an amount equal to [*] months (the “Severance Period”) of payment of your then-applicable Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the effective date of the Release, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

(b)Bonus Payment. You will be entitled to payment of [*] of your annual target cash bonus for the year in which your Covered Termination occurs (the “Annual Target Bonus Severance Payment”). The Annual Target Bonus Severance Payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the effective date of the Release, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

1 Severance benefits to be omitted from participation agreement for CFO, other than paragraph (c) (Retention Bonus Payment).

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(c)Retention Bonus Payment. If your Covered Termination occurs during the Initial Period (as such term is defined in the Plan), then you will receive payment of the retention bonus that you would have received had you remained employed through the last day of the Initial Period. And if your Covered Termination occurs during the Extended Period (as such term is defined in the Plan), then you will receive payment of the retention bonus that you would have received had you remained employed through the last day of the Extended Period. Any bonus paid to you under this Section will be paid to you at the same time as the severance payment set forth in Section 2(a) above.

(d)Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Covered Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period following the date of your Covered Termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(e)Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Company common stock as of the date of your Covered Termination (each, an “Equity Award”) that is subject to time-vesting shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of Company common stock issued pursuant to any time-vesting Equity Award granted to you shall lapse in full. In addition, the Company will extend the period of time in which you may exercise any vested outstanding and unexercised stock options or other equity awards (including those vested pursuant to the previous sentence) through the applicable expiration date(s) of your options.

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(f)Outplacement.  The Company will pay (directly to the outplacement provider of your choice) up to [*] in outplacement assistance for you.

To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Participation Agreement in the space provided below and return it to no later than  ,  .

Eligible Employee

[Insert Name]

Date:

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